As Filed with the Securities and Exchange Commission on March 8, 2011

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
POST-EFFECTIVE AMENDMENT NO. 2 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-146612
UNDER THE SECURITIES ACT OF 1933
COMPELLENT TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	37-1434895 (I.R.S. Employer Identification No.)
Compellent Technologies, Inc.
7625 Smetana Lane
Eden Prairie, Minnesota 55344
(952) 294-3300
(Address of principal executive offices, including zip code)
2002 Stock Option Plan
2007 Equity Incentive Plan
2007 Employee Stock Purchase Plan
(Full titles of the plans)
Janet B. Wright
Vice President and Assistant Secretary
Compellent Technologies, Inc.
7625 Smetana Lane
Eden Prairie, Minnesota 55344
(952) 294-3300
(Name, address, and telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large Accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Explanatory Note
This Post-Effective Amendment No. 2 is filed to correct a typographical error in Post-Effective Amendment No. 1. The following restates in its entirety Post-Effective Amendment No. 1 with the foregoing correction.
DEREGISTRATION OF SECURITIES
On October 10, 2007, Compellent Technologies, Inc. (the “Registrant”) filed a Registration Statement on Form S-8 (File No. 333-146612) (the “Registration Statement), which registered (i) 1,211,016 shares of the Registrant’s common stock (the “Common Stock”) to be issued pursuant to the Registrant’s 2002 Stock Option Plan (the “2002 Plan”), (ii) 4,200,000 shares of Common Stock to be issued pursuant to the Registrant’s 2007 Equity Incentive Plan (the “2007 EIP”) and (iii) 1,000,000 shares of the Common Stock to be issued pursuant to the Registrant’s 2007 Employee Stock Purchase Plan (the “2007 ESPP” and, collectively with the 2002 Plan and the 2007 EIP, the “Plans”). This Post-Effective Amendment No. 1 is being filed to remove from registration all remaining authorized shares of Common Stock reserved for issuance under the Plan that have not yet been issued under the Registration Statement.
On December 12, 2010, the Registrant entered into an Agreement and Plan of Merger (as amended, the “Merger Agreement”) with Dell International L.L.C., a Delaware limited liability company (“Dell International”), and Dell Trinity Holdings Corp., a Delaware corporation and a wholly-owned subsidiary of Dell International (“Merger Sub”), providing for the merger of Merger Sub with and into the Registrant, with the Registrant continuing as the surviving corporation and as a wholly-owned subsidiary of Dell International (the “Merger”). On February 22, 2011, the Merger became effective as a result of the filing of a Certificate of Merger with the Secretary of State of the State of Delaware (the “Effective Time”). In the Merger, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held by the Registrant, Dell International, Merger Sub or any of their wholly-owned subsidiaries or by stockholders of the Registrant who validly exercise their appraisal rights under Delaware law) was converted into the right to receive $27.75 in cash.
Accordingly, the Registrant hereby removes from registration the remaining shares of Common Stock that have not been and will not be issued under the Plans. Upon effectiveness hereof, no shares of Common Stock remain registered under the Registration Statement for issuance under the Plans.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing an amendment on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Round Rock, State of Texas, on March 8, 2011.

COMPELLENT TECHNOLOGIES, INC.
By:	/s/ Janet B. Wright
Janet B. Wright
Vice President and Assistant Secretary

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities indicated.

SIGNATURE	TITLE

/s/ Michael S. Dell Michael S. Dell	Chairman (Principal Executive Officer)

/s/ Brian T. Gladden Brian T. Gladden	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Gary Bischoping Gary Bischoping	Vice President, Treasurer

/s/ Janet B. Wright Janet B. Wright	Director

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